Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE  (this “First Supplemental Indenture”), dated as of February 26, 2010, among Pepsi-Cola Metropolitan Bottling Company, Inc., a New Jersey corporation (the “Successor”), Bottling Group, LLC, a Delaware limited liability company (the “Guarantor”), The Pepsi Bottling Group, Inc., a Delaware corporation (“PBG”) and The Bank of New York Mellon, a banking corporation incorporated and existing under the laws of the State of New York, as successor to The Chase Manhattan Bank (the “Trustee”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture (as defined below).

WHEREAS, PBG, the Guarantor and the Trustee have heretofore executed and delivered a certain indenture, dated as of March 8, 1999 (as amended and supplemented hereby, the “Indenture”) providing for the issuance of Notes;

WHEREAS, PBG, the Successor and PepsiCo, Inc., a North Carolina corporation (“PepsiCo”) have entered into an Agreement and Plan of Merger, dated as of August 3, 2009 (as amended or modified, the “Merger Agreement”), which contemplates the filing of a certificate of merger with the Delaware Secretary of State and, if applicable, the New Jersey Department of Treasury, Division of Revenue, each providing for the merger (the “Merger”) of PBG with and into the Successor, with the Successor continuing its corporate existence under the laws of the State of New Jersey;

WHEREAS, Sections 701 and 702 of the Indenture provide, among other things, that the Obligor may consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, another corporation, provided that, among other things, the surviving corporation shall expressly assume the due and punctual payment of the principal, premium, if any, and interest on the Notes, and the performance of every covenant of the Indenture to be performed or observed by the Obligor;

WHEREAS, Section 801(1) of the Indenture provides, among other things, that, without the consent of any Holders of any Notes, the Obligor, the Guarantor and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to evidence the succession of another corporation to the Obligor, or successive successions, and the assumption by any such successor of the covenants, agreements and obligations of the Obligor;

WHEREAS, the Successor, the Guarantor and PBG desire and have requested that the Trustee join in the execution of this First Supplemental Indenture for the purpose of evidencing such succession and assumption by the Successor;

WHEREAS, the execution and delivery of this First Supplemental Indenture have been authorized by resolutions of the boards of directors of the Successor, the Guarantor and PBG; and

WHEREAS, all conditions precedent and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, the Successor, the Guarantor, PBG and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE ONE

REPRESENTATIONS OF PBG, THE GUARANTOR AND THE SUCCESSOR

Each of PBG, the Guarantor and the Successor represents and warrants to the Trustee, with respect to itself, as follows:

SECTION 1.1.  It is a limited liability company or corporation duly formed or organized, validly existing and, to the extent applicable, in good standing under the laws of its respective state of incorporation as set forth in the preamble hereto.

SECTION 1.2.  The execution, delivery and performance by it of this First Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

SECTION 1.3.  The Merger will become effective in accordance with the terms of the Merger Agreement and the laws of the State of Delaware and the State of New Jersey when the certificate of merger is duly filed with the Delaware Secretary of State and, if applicable, the New Jersey Department of Treasury, Division of Revenue, or at such later time as may be agreed by PepsiCo and PBG and specified in the certificate of merger (the time the Merger becomes effective being the “Effective Time”).  Notice of the Effective Time shall be promptly provided by the Successor to the Trustee.

SECTION 1.4.  Immediately after giving effect to the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SECTION 1.5.  This First Supplemental Indenture is executed and delivered pursuant to Sections 801(1) of the Indenture and does not require the consent of any Holders of the Notes.

ARTICLE TWO

ASSUMPTION AND AGREEMENTS

SECTION 2.1.  The Successor hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of the Obligor to be performed or observed.

SECTION 2.2.  Notes authenticated and delivered after the execution of this First Supplemental Indenture may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this First Supplemental Indenture.

SECTION 2.3.  The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Obligor under the Indenture, with the same effect as if the Successor had been named as the Obligor therein, and at the Effective Time PBG shall be relieved of all obligations and covenants under the Indenture and the Notes.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1.  The recitals contained herein shall be taken as the statements of PBG, the Guarantor and the Successor, as applicable, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or the Merger Agreement.

SECTION 3.2.  If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

SECTION 3.3.  Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 3.4.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.5.  This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.6.  Notwithstanding anything to the contrary elsewhere herein, this First Supplemental Indenture shall become effective only as of the Effective Time.  If PepsiCo shall notify the Trustee in writing that the Effective Time will not occur, then the provisions hereof shall not become effective.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC.
By:	/s/ J. Darrell Thomas
	Name:	J. Darrell Thomas
	Title:	Vice President and Treasurer

THE PEPSI BOTTLING GROUP, INC.
By:	/s/ Brian Newman
	Name:	Brian Newman
	Title:	Vice President and Treasurer

BOTTLING GROUP, LLC, as guarantor
By:	/s/ David Yawman
	Name:	David Yawman
	Title:	Managing Director-Delegatee

THE BANK OF NEW YORK MELLON, as trustee
By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President